Exhibit 10.2

1998 Non Employee Directors Stock Option Plan.

Purpose. The Plan will benefit the Company by promoting a greater identity of interest between non-employee directors of the Company and its subsidiaries (each referred to as a "Participant") and its stockholders by increasing each participants proprietary interest in the Company through the aware of options to purchase Company common stock (each referred to as an "Option").

Eligibility. Each non-employee director of the Company and any of its subsidiaries is eligible to participate in the Plan. The Company and Bank currently have ten non-employee directors. Each Participant will receive an Option for 250 shares of Company common stock on May 18, 1998 and on each succeeding anniversary (the "Grant Date") during the term of the Plan. If an individual serves as a director of both the Company and the Bank or any other subsidiary, that individual will be eligible only for a single grant under the Plan in any one year.

Administration. The Plan will be administered by the Board of Directors. The Board has no discretion in determining who will receive an Option or the number of shares allocated to a Participant or the terms of any Option. The terms are set forth in the Plan and are summarized below.

Options. A total of 25,000 shares of Company common stock may be issued upon the exercise of Options granted under the Plan. The maximum number of shares that may be issued under the Plan, and the terms of outstanding Options, will be proportionately adjusted to reflect an future stock dividend, stock split, or similar changes in the capitalization of the Company.

Terms of the Options. The exercise price per share of an Option will be the fair market value of the common stock on the Grant Date. The price may be paid in cash or by surrendering shares of Company common stock to the Company. Options will first become exercisable six months after the Grand Date and will have a term of ten years

Options are nontransferable except by will or the laws fo descent and distribution. During the Participant's lifetime, the Participant's Options may be exercised only by the Participant.

A Participant will not have any rights as a shareholder with respect to shares covered by Options until the Option is exercised.

Federal Income Tax Consequences. No income is recognized by a Participant on account of the grant of an Option. Income is recognized on the date that an Option is exercised. The amount of income recognized by the Participant is equal to the difference between the fair market value of the shares received upon such exercise and the Options price. Any gain or loss that is recognized on a subsequent disposition of the shares is taxed as a long or short term capital gain or loss.

The Company is entitled to claim a federal income tax deduction upon the exercise of an Option. The amount of the Company's deduction is equal to the amount of income recognized by the Participant.

Amendments. The Board of Directors may amend or discontinue the Plan at any time, provided that no amendment may impair the rights of any Option holder without his or her consent, and further provided that any amendment shall be subject to approval of stockholder if such approval is necessary to comply with any tax or regulatory requirement.


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

Management's Discussion and Analysis of Financial Condition and Operations

        The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operations of Bay Banks of Virginia, Inc., (the "Company"). This discussion should be read in conjunction with the financial statements and other financial information contained elsewhere in this annual report.

        Bay Banks of Virginia, Inc. is a one-bank holding company, organized under the laws of Virginia on February 10, 1997. As of July 1, 1997, Bay Banks of Virginia, Inc. assumed ownership of 100% of the stock of the Bank of Lancaster. Prior to this date the Company operated as the Bank of Lancaster.

1998 Compared to 1997

        Bay Banks of Virginia, Inc. recorded earnings for 1998 of $1,930,900 or $1.67 per share as compared to 1997 earnings of $1,959,832 and $1.71 per share. This decrease in net income of 1.5% was a result of certain anticipated non-recurring expenses, which were directly related to branch acquisition, Year 2000 compliance, and further systems upgrades. Net interest income for 1998 increased to $6,429,975, up 8.2% as compared to $5,941,636 for 1997.
Non-interest income, before net securities gains, for 1998 increased to $1,549,378, up 24.8% as compared to 1997 non-interest income of $1,241,180. Other non-interest expenses increased to $5,487,747, up 25.4% over 1997 expenses of $4,375,265.

1997 Compared to 1996

        Earnings for the Bank of Lancaster were $1,959,832 for 1997, up 7.0% over 1996 earnings of $1,831,616. 1997 earnings per share were $1.71 as compared to 1996 earnings per share of $1.64. Net interest income was $5,941,636 for 1997 as compared to $5,523,200 for 1996. This represents an increase of 7.6% over net interest income for 1996. Non-interest income, before net securities gains, for 1997 was $1,241,180, up 14.2% over 1996 non-interest income of $1,086,443.
Non-interest expenses for 1997 were $4,375,265, up 9.8% as compared to 1996 expenses of $3,985,040.

Net Interest Income

        The principal source of earnings for the Company is net interest income. Net interest income is the difference between interest and fees generated by earning assets and interest expense paid on deposits and other sources of funding. It is affected by variations in interest rates, the volume and mix of earning assets and interest-bearing liabilities, and the levels of non-performing assets.

        Net interest income was $6.4 million in 1998, $5.9 million in 1997 and $5.5 million in 1996. This represents an increase in net interest income of 8.2% for 1998 over 1997 and 7.6% for 1997 over 1996. Competitive pressures on loan and deposit rates continue to adversely affect the rate of growth in the net interest margin. While loan balances increased, quoted rates have trended downward. The result was a slower growth rate in the Company's net interest margin. Net interest yield on a fully tax equivalent basis was 5.3%, 5.7% and 5.4% for 1998, 1997 and 1996 respectively.

Non-Interest Income

        Total non-interest income increased to $1.8 million for 1998 from $1.2 million in 1997 and $1.1 million in 1996. This represents an increase of 41.0% for 1998 over 1997 and 9.1% for 1997 over 1996.

        Non-interest income is composed of income from fiduciary activities (trust department), service charges on deposit accounts, other service charges and fees, gains on securities, and other miscellaneous income. Trust income declined by $43 thousand during 1998 for a decrease of 1% as compared to 1997. Trust income increased by $131 thousand or 32% between 1997 and 1996. Service charges on deposits increased by $89 thousand, while other service charges increased by $124 thousand during 1998. Other miscellaneous income includes lease income, gains on the sale of foreclosed property, gains on the sale of fixed assets and other miscellaneous income.

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

Other income increased between 1998 and 1997 to $294 thousand from $157 thousand for an increase of 87.7%. The majority of this improvement is due to increasing success in the sale of non-deposit products, such as mutual funds and annuities, and growth in secondary market mortgage origination fee income. Other income for 1996 was $159 thousand.

        While securities trading is not part of the core operating business of the Company and is therefore not budgeted, the Company may sell a portion of it's investment portfolio as a means to fund loan growth. Sales of securities during 1998 resulted in net gains of $205 thousand. Management seized upon the opportunities presented by a strong bond market to re-align the mix and maturity schedule of the investment portfolio to better meet the strategic and cash flow needs of the Company.

Non-Interest Expense

        During 1998, non-interest expense increased to $5.4 million from $4.4 million in 1997 and $4.0 million in 1996. This represents an increase of 25.4% for 1998 over 1997 and 9.8% for 1997 over 1996. Non-interest expense is composed of salaries and benefits, occupancy expense, FDIC assessments and other expense. Salary and benefit expense is the major component of non-interest expense, and has increased 22.6% and 6.4% for 1998 and 1997 respectively.

        Bay Banks of Virginia purchased two branches from another bank in February 1998. Of the 22.6% increase in salary and benefit expense, 10.6% was directly attributable to staffing increases resulting from the purchased branches. The remaining 12.0% increase is a result of annual salary increases and the hiring of several part-time tellers and full time loan department personnel. Occupancy expense increased 14.2% during 1998 over 1997 as a direct result of the purchase of the aforementioned branches, as well as systems upgrades of the Company's data processing equipment. For the comparable period, 1997 over 1996, occupancy expenses decreased 2.0%. Other miscellaneous expenses increased 33.3% during 1998 over 1997 and 20.7% during 1997 over 1996.

        Other miscellaneous expenses were impacted by numerous increases throughout the expense schedules. Most notably by non-recurring expenses related to the purchase of the two branches mentioned above. Certain legal and consulting fees, extensive non-depreciable leasehold improvements related to the branch purchase, as well as Year 2000 compliance have resulted in the majority of the increase in other miscellaneous expense.

Assets

        As of December 31, 1998, the Company had total assets of $200.2 million as compared to 1997 balances of $169.0 million. Total assets increased by 18.5% for 1998 over 1997. Deposit growth and investments in securities were mainly attributable to the purchase of two branches. With the purchase, deposits increased $22.2 million, and were subsequently converted into loans and investments. In addition, loan growth was strong during 1998, which further contributed to asset growth.

Loans

        Loan demand was steady as balances increased by $9.8 million or 9.3% during 1998. Year-end 1998 gross loan balances were $114.5 million as compared to $104.8 million at year-end 1997. The loan portfolio is composed of mainly residential first mortgages. Real estate mortgage loans in aggregate increased to $84.2 million during 1998, from a total of $78.9 million for 1997. Commercial loan balances increased to $11.7 million from $9.6 million, and consumer installment loans increased to $18.7 million for 1998 as compared to $16.2 million for 1997. Of total loans, residential mortgages compose 73.5%, commercial loans 10.2%, and consumer installment 16.3%.

Provision/Allowance for Loan Losses

        The provision for loan losses is a charge against earnings necessary to maintain the allowance for loan losses at a level consistent with management's evaluation of the loan portfolio. The 1998 provision was $208 thousand as compared to $203 thousand for 1997. Loans charged off during 1998 totaled $77 thousand and for 1997 $368 thousand. Recoveries were $20 thousand and $6 thousand for 1998 and 1997 respectively. Net loans charged off to year-end total loans were .05% for 1998 and .4% for 1997. The allowance for credit losses, as a percentage of year-end loans, was .9% for 1998 and .8% for 1997.

        As of December 31, 1998, loans upon which the accrual of interest had been discontinued totaled $79 thousand as compared to $126 thousand for year-end 1997. Other Real Estate, including foreclosed property, at year-end 1998 was $1.2 million as compared to $1.4 million for 1997. The Company maintains items in other real estate at fair value and therefore expects no losses on any of the properties.

        Loans still accruing interest but delinquent ninety days or more were $231 thousand or .2% of total loans at December 31, 1998. These balances were $593 thousand and .6% for the comparable period in 1997.

        The allowance for loan losses is analyzed for adequacy on a quarterly basis to determine the required amount of provision. A loan-by-loan review is conducted on all classified loans. Inherent losses on these individual loans are determined and these losses are compared to historical loss data for that loan type. Management then reviews the various analyses and determines the appropriate allowance. As of December 31,1998, management considers the allowance for loan losses to be a reasonable estimate of potential loss exposure inherent in the loan portfolio.

Deposits

        As of December 31, 1998, the Company maintained total deposits of $178.9 million. This compares to $149.6 and $142.1 million for 1997 and 1996 respectively. Total deposit growth was 19.2% for 1998 over 1997, and 5.3% for 1997 over 1996. Non-interest bearing deposits increased to $19.6 million during 1998 from $11.7 million at year-end 1997. Savings and NOW account balances increased to $105.3 million during 1998 from $90.9 million at year-end 1997. Other time deposits grew to $53.7 million from $47 million at year-end 1997. The comparable deposit balances for 1996 were, non-interest bearing $11.7 million, savings and NOW $98.5 million, and other time deposits were $31.9 million.


Securities

        As of December 31, 1998, total investment securities were $59.0 million. Year-end balances for 1997 were $44.1 million, and for 1996 $45.2 million. The Company increased investment balances during 1998 as a result of the acquisition of deposits with the purchase of the branches mentioned above. All of the Company's securities are classified as available for sale. Available for sale securities are eligible for sale for general liquidity needs, should loan demand require funding, or if prepayment risk requires action. Available for sale securities are carried at fair market value.

        Throughout 1998, the Company sold $10.3 million from the investment portfolio, and purchased $37.5 million. This activity is greater than historical activity for two reasons. First, management recognized early in 1998 that the maturity structure and the mix of investment types needed attention. With the acquisition of $22.3 million of excess deposits as related to the branch acquisition, and the anticipated need to deploy those funds into the investment portfolio, management conducted a year long analysis and re-structure of the investment portfolio. The resulting balance changes between year-end 1998 and 1997 were as follows: U.S. Treasury balances decreased to $4.5 million from $8.6; U.S. Agency balances increased to $17.1 million from $12.5 million; state and municipal bonds increased to $25.4 million from $18.5 million, and other bonds increased to $11.8 million from $4.5 million. The realignment resulted in net gains on sale of securities totaling $205 thousand for 1998.

Liquidity, Interest Rate Sensitivity and Inflation

        Sources of liquidity include core deposits, the investment portfolio and balances held as Federal Funds sold. Cash flows are managed to ensure availability of liquidity to fund loan growth or unanticipated declines in deposit balances. As of December 31, 1998, approximately 9.25% of the investment portfolio will mature or reprice within one year or less. This compares to a 14.6% maturity and repricing ratio for 1997. The loan portfolio of the

Company also provides a source of liquidity. As of December 31, 1998, 34.46% of all fixed and variable rate loans mature or reprice within one year or less. This compares to 38.6% in 1997.

        At year-end 1998, the Company had approximately $5.4 million in securities with maturities of one year or less and Federal Funds sold balances of $12.0 million. Additional liquidity sources include overnight lines of credit with corresponding banks equaling $12 million.

        The Company employs a variety of measurement techniques to identify and manage its exposure to changing interest rates and subsequent changes in liquidity. The company employs an advanced simulation model that estimates interest income volatility and interest rate risk, and regularly investigates potential external influences. The Company has, in addition, utilized an Asset Liability Committee composed of appointed members of management and Board of Directors. The end result is significant managerial attention to interest income volatility that may result from changes in the level of interest rates, basic interest rate spreads, the shape of the yield curve and changing product patterns.

        The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

        Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same magnitude as the prices of goods and services. Another impact of inflation is on non-interest expenses, which tend to rise during periods of general inflation. The values of real estate held as collateral by the Company for loans and foreclosed property could be affected by inflation or changing prices due to market conditions.

        Management believes the most significant impact on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management attempts to maintain a favorable position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

Capital Resources

        Equity growth in the Company is supported by three methods; retained earnings, dividend reinvestment and the exercise of stock options granted to officers. The primary method of supporting growth is achieved through retained earnings. During 1998, the Company paid dividends to stockholders totaling 41.9% of net income. This pay out ratio was 36.9% in 1997 and 35.1% in 1996. Based upon this ratio, earnings retained by the Company fall in the range of 58.1% to 64.9% for the three-year period.

        In addition, the Company employs a dividend reinvestment plan in which each stockholder has the option of participation. The plan provides the Company's stockholders an opportunity to use dividends received to purchase authorized but unissued shares at 95% of the current market price and with no commission.

        Total capital, or shareholders' equity, as of December 31, 1998 was $20.5 million. This is an increase of 9.7% over the 1997 capital position of $18.7 million.

        The Company accounts for unrealized gains or losses in the investment portfolio by adjusting capital for any after tax effect of that gain or loss at the end of a given accounting period. Net unrealized gains were $627 thousand at December 31, 1998. This compares to unrealized gains of $271 thousand at year-end 1997.

        The Company is required to maintain minimum amounts of capital to total "risk weighted" assets as defined by Federal Reserve Capital Guidelines. According to "Capital Guidelines for Bank Holding Companies," the Company is required to maintain a minimum Total Capital to Risk Weighted Asset ratio of 6.0%, a Tier 1 Capital to Risk Weighted Asset ratio of 5.5% and a Tier 1 Capital to Adjusted Average Asset ratio of 3%. As of December 31,

1998, the Company maintained these ratios at 16.9%, 15.1%, and 9.0% respectively. The Company's Leverage Ratio for this period was 10.0%.

        As of May 1996, the Company declared a 2 for 1 stock split. All per share data for prior years will reflect the effects of the split. Year-end book value per share of common stock was $17.60 at December 31, 1998, $16.24 in 1997, and $14.81 in 1996. Cash dividends paid during 1998 were $810 thousand or $.70 per share, and for 1997 and 1996 cash dividends were $724 thousand and $642 thousand respectively. Total shares outstanding at December 31, 1998 and 1997 were 1,164,728 and 1,150,826 respectively.

Year 2000 Issues

        The Year 2000 issue is a significant business issue that relates to the fact that many computer programs use a two-digit code to recognize and store the years' date. These programs were written to assume that the century is 1900; subsequently, some programs will not recognize the date change that occurs with the new millennium. The Company recognizes Year 2000 planning and compliance as a major business and operations issue. The Board of Directors is informed on an ongoing basis of all steps taken to insure a smooth transition into the year 2000. Further, management has developed a plan and timeline to evaluate the risks and exposures that the Company faces on a technological and operational level. This plan is a five-part approach, which includes making all necessary parties aware of the situation, assessing all impacts, renovation of operating systems, validation of all changes for effectiveness, and implementation of the necessary policies and procedures to ensure compliance. A Year 2000 team composed of senior management and key operational officers has been in place for over one year. Among the tasks accomplished to date are the identification and cataloging of all software, hardware, maintenance contracts and third-party vendors. Each identified party has been contacted and a dialogue established to ensure the necessary compliance with regulatory time constraints. Testing of all hardware and software will be completed well before June of 1999. Additionally, operating and capital budgets incorporate anticipated expenditures necessary to ensure compliance. The Company expects to be in conformity with the FFEIC Y2K Statement and be fully compliant prior to December 31, 1999.

Forward-Looking Statements

        In addition to the historical information contained herein, this discussion contains forward-looking statements that involve risks and uncertainties. Economic circumstances, the operations of the Bank, and the Holding Company's actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences are discussed herein, but also include changes in economic conditions in the Company's (or Bank's) market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market, and competition. Any of these factors could cause actual results to differ materially from historical earnings and those presently anticipated or projected.